Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

FORGE GLOBAL, INC

Ernst & Young LLP 560 Mission St Suite 1600, San Francisco, CA 94105	Tel: +1 415 894 8000 Fax: +1 415 894 8099 ey.com

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Forge Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Forge Global, Inc. (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes and Schedule II (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

San Francisco, California

March 21, 2022

FORGE GLOBAL, INC.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$74,781	$40,577
Restricted cash	1,623	1,601
Accounts receivable, net	5,380	5,741
Payment-dependent notes receivable at fair value, current	1,153	39,289
Prepaid expenses and other current assets	5,148	4,146
Total current assets	$88,085	$91,354
Property and equipment, net	497	897
Internal-use software, net	2,691	1,575
Goodwill and other intangible assets, net	137,774	140,410
Operating lease right-of-use assets	7,881	8,983
Payment-dependent notes receivable at fair value, noncurrent	13,453	13,735
Other assets, noncurrent	7,514	1,548
Total assets	$257,895	$258,502
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,920	$2,612
Accrued compensation and benefits	21,240	13,159
Accrued expenses and other current liabilities	8,343	7,288
Operating lease liabilities, current	5,367	3,536
Debt, current	—	2,499
Payment-dependent notes payable at fair value, current	1,153	39,289
Total current liabilities	$38,023	$68,383
Debt, noncurrent	—	16,431
Operating lease liabilities, noncurrent	5,159	8,824
Payment-dependent notes payable at fair value, noncurrent	13,453	13,735
Warrant liabilities, at fair value	7,844	1,780
Total liabilities	$64,479	$109,153
Commitments and contingencies (Note 8)
Convertible preferred stock, net of issuance costs, $0.00001 par value; 27,799,267 and 22,520,015 shares authorized as of December 31, 2021 and 2020, respectively; 23,668,198 and 15,717,345 shares issued and outstanding as of December 31, 2021 and 2020, respectively; aggregate liquidation preference of $ 271,845 and $173,122 as of December 31, 2021 and 2020, respectively	246,056	156,848
Stockholders’ deficit:
Common stock, $0.00001 par value; Class AA – 54,000,000 and 52,000,000 shares authorized as of December 31, 2021 and 2020, respectively, 20,269,864 and 21,110,877 shares issued and outstanding as of December 31, 2021 and 2020, respectively; Class AA-1 – 805,360 and zero shares authorized as of December 31, 2021 and 2020, respectively, no shares issued and outstanding as of December 31, 2021 and 2020, respectively; Class EE-1 – zero and 105,000 shares authorized, issued and outstanding as of December 31, 2021 and 2020, respectively; Class EE-2 – zero and 1,557,500 shares authorized, issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid-in capital	25,919	52,561
Accumulated deficit	(78,559)	(60,060)
Total stockholders’ deficit	$(52,640)	$(7,499)
Total liabilities, convertible preferred stock and stockholders’ deficit	$257,895	$258,502

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
	2021	2020
Revenues
Placement fees	$107,723	$29,240
Custodial administration fees	20,333	22,404
Total revenues	$128,056	$51,644
Transaction-based expenses:
Transaction-based expenses	(3,034)	(3,888)
Total revenues, less transaction-based expenses	$125,022	$47,756
Operating expenses:
Compensation and benefits	$94,654	$37,330
Professional services	12,450	3,371
Acquisition-related transaction costs	882	3,289
Advertising and market development	5,090	1,528
Rent and occupancy	3,744	2,381
Technology and communications	8,243	4,616
General and administrative	4,358	452
Depreciation and amortization	5,390	2,406
Total operating expenses	$134,811	$55,373
Operating loss	$(9,789)	$(7,617)
Interest expenses and other income (expenses):
Interest expense, net	(2,307)	(2,405)
Change in fair value of warrant liabilities	(6,064)	(292)
Other income (expenses), net	47	(201)
Total interest expenses and other expenses	$(8,324)	$(2,898)
Loss before provision for income taxes	(18,113)	(10,515)
Provision for (benefit from) income taxes	386	(803)
Net loss and comprehensive loss	$(18,499)	$(9,712)
Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(0.81)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	17,386,008	11,946,614

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit

(In thousands of U.S. dollars, except share and per share data)

	Convertible Preferred Stock		Common Stock			Additional Paid-In Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	8,697,229	$84,998	13,635,614	$	(*)	$2,785	$(50,348)	$(47,563)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,713	3,562,869	41,527	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $8.69 per share upon conversion of convertible notes and accrued interest	1,143,624	9,940	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options	—	—	20,500		(*)	21	—	21
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	287,278		—	—	—	—
Repurchase of early exercised stock options	—	—	(171,240)		—	—	—	—
Repurchase of restricted stock awards	—	—	(13,915)		—	—	—	—
Issuance of Class AA common stock in connection with SharesPost acquisition	—	—	9,015,140		(*)	44,817	—	44,817
Issuance of Junior convertible preferred stock in connection with SharesPost acquisition	2,313,623	20,383	—		—	—	—	—
Vesting of early exercised stock options	—	—	—		—	32	—	32
Share-based compensation expense	—	—	—		—	4,906	—	4,906
Net loss	—	—	—		—	—	(9,712)	(9,712)
Balance as of December 31, 2020	15,717,345	$156,848	22,773,377	$	(*)	$52,561	$(60,060)	$(7,499)
Issuance of Series B-1 convertible preferred stock at $12.4168 per share upon conversion of convertible notes and accrued interest	8,949	111	—		—	—	—	—
Issuance of Series B-1 convertible preferred stock at $12.4168 per share, net of issuance costs of $2,838	4,072,904	47,735	—		—	—	—	—
Issuance of Series B-2 convertible preferred stock at $12.4168 per share	132,127	1,640	—		—	—	—	—
Issuance of Class AA common stock upon exercise of vested stock options, including stock options exercised via promissory notes	—	—	413,172		(*)	704	—	704
Issuance of Class AA common stock upon early exercise of unvested stock options	—	—	834,064		—	—	—	—
Repurchase of early exercised stock options	—	—	(13,876)		—	—	—	—
Exchange of Class AA common stock for Series B-1 convertible preferred stock	3,736,873	39,722	(3,736,873)		(*)	(39,722)	—	(39,722)
Vesting of early exercised stock options	—	—	—		—	145	—	145
Share-based compensation expense	—	—	—		—	12,231	—	12,231
Net loss	—	—	—		—	—	(18,499)	(18,499)
Balance as of December 31, 2021	23,668,198	$246,056	20,269,864	$	(*)	$25,919	$(78,559)	$(52,640)

(*) amount less than 1

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars, except share and per share data)

	Year Ended December 31,
Cash flows from operating activities:	2021	2020
Net loss	$(18,499)	$(9,712)
Adjustments to reconcile net loss to net cash provided by operations:
Share-based compensation	12,231	4,906
Depreciation and amortization	5,390	2,406
Amortization of right-of-use assets	2,804	1,638
Change in fair value of warrant liabilities	6,064	292
Other	107	886
Changes in operating assets and liabilities:
Accounts receivable	382	(3,386)
Prepaid expenses and other assets	(1,031)	(2,191)
Accounts payable	(692)	(1,683)
Accrued expenses and other current liabilities	(399)	2,138
Accrued compensation and benefits	8,080	3,869
Operating lease liabilities	(3,536)	(1,691)
Net cash provided by (used in) operating activities	$10,901	$(2,528)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(13,114)
Purchases of property and equipment	—	(13)
Purchases of intangible assets	(2,202)	—
Capitalized internal-use software development costs	(1,054)	(1,149)
Loan to SharesPost	—	(3,000)
Payment of deferred payments related to IRA Services acquisition	—	(6,097)
Net cash used in investing activities	$(3,256)	$(23,373)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	47,735	41,527
Proceeds from issuance of Series B-2 convertible preferred stock, net of issuance costs	1,640	—
Proceeds from exercise of options, including proceeds from repayment of promissory notes	1,621	24
Proceeds from notes payable	—	25,566
Repayment of notes payable	(19,438)	(27,688)
Payments of deferred offering costs	(4,954)	—
Cash paid to purchase equity awards	(23)	(49)
Net cash provided by financing activities	$26,581	$39,380
Net increase in cash and cash equivalents	34,226	13,479
Cash, cash equivalents and restricted cash, beginning of year	42,178	28,699
Cash, cash equivalents and restricted cash, end of year	$76,404	$42,178
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,118	$425
Supplemental disclosure of non-cash investing and financing activities:
Operating lease right-of-use assets recognized in exchange for new operating lease obligations	$1,702	$—
Deferred offering costs accrued and not yet paid	$969	$—
Capitalized internal-use software development costs accrued and not yet paid	$214	$—
Deferred payments related to SharesPost acquisition	$—	$783
Forgiveness of loan to SharesPost in relation to acquisition	$—	$3,000
Issuance of Junior convertible preferred stock in relation to SharesPost acquisition	$—	$20,383
Issuance of Junior convertible preferred stock warrants in relation to SharesPost acquisition	$—	$1,285
Issuance of Class AA common stock in relation to SharesPost acquisition	$—	$44,817
Exchange of Class AA common stock for Series B-1 convertible preferred stock	$39,722	$—
Conversion of convertible notes into Series B-1 convertible preferred stock	$111	$9,940
Vesting of early exercised stock options and restricted stock awards	$145	$32
Warrant issued in connection with issuance of convertible notes payable	$—	$51
Warrant issued in connection with issuance of term loan	$—	$151

The accompanying notes are an integral part of the consolidated financial statements.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Forge Global, Inc. (collectively with its subsidiaries, “Forge,” “the Company,” or “its”) is a financial services platform. Founded in 2014, to serve the unique needs of the private market, the Company was incorporated in the state of Delaware and is headquartered in San Francisco, California. Since its founding, Forge has built a trusted marketplace that makes purchases and sales of equity in private companies simple, transparent, and highly efficient to scale. The Company has strategically invested in technology to provide individual and institutional participants an efficient and liquid market, access to a large number of private company investment opportunities and the information and transparency they need to make well informed investment decisions. By digitizing a historically analog, complex and opaque process, Forge’s platform delivers opportunities to trade in private company stocks. Today, Forge is a leading provider of mission-critical infrastructure technology and services for the private market.

In August 2021, two of the Company’s subsidiaries, Forge Markets LLC and SharesPost, Inc. ceased to operate. The Company began operating as a single broker dealer under the entity Forge Securities LLC to provide an integrated investing experience for investors.

Proposed Business Combination

In September 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company; Motive Capital Corp (“MOTV”), a publicly traded special purpose acquisition company and Cayman Islands exempted company; and FGI Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of MOTV (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and MOTV pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity and a direct wholly owned subsidiary of MOTV, which will be renamed Forge Global Holdings, Inc. (“New Forge”) .

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of Forge Global, Inc., and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

In the normal course of business, the Company has transactions with various investment entities as discussed in Note 9, Off Balance Sheet Items. In certain instances, the Company provides investment advisory services to pooled investment vehicles (“Funds”). The Company does not have discretion to make any investment, except for the specific investment for which the Fund was formed. The Company performs an assessment to determine (a) whether the Company’s investments or other interests will absorb portions of a variable interest entity’s expected losses or receive portions of the entity’s expected residual returns and (b) whether the Company’s involvement, through holding interests directly or indirectly in the entity would give it a controlling financial interest. The Company consolidates entities in which it, directly or indirectly, is determined to have a controlling financial interest. Consolidation conclusions are reviewed quarterly to identify whether any reconsideration events have occurred.

Segment Information

The Company operates as a single operating segment and reportable segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, allocating resources and evaluating the Company’s financial performance.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The Company operates primarily in the United States, and, accordingly, the geographic distribution of revenue and assets is not significant. For the years ended December 31, 2021 and 2020, revenue outside of the United States, based on customers billing address was not material. As of December 31, 2021 and 2020, long-lived assets located outside of the United States were not material.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such management estimates include, but are not limited to timing of revenue recognition from placement fees and custodial administration fees, collectability of accounts receivable, the fair value of financial assets and liabilities, the fair value of assets acquired and liabilities assumed in business combinations, the fair value of consideration paid for business combinations, the useful lives of acquired intangible assets and property and equipment, the impairment of long-lived assets and goodwill, the fair value of warrants, equity awards and share-based compensation expenses including the determination of the fair value of the Company’s common stock, and the valuation of deferred tax assets and uncertain tax positions. These estimates are inherently subjective in nature and, therefore, actual results may differ from the Company’s estimates and assumptions. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable.

From 2020, the novel coronavirus (“COVID-19”) pandemic created disruption in global supply chains, increased rates of unemployment and adversely impacted many industries. In 2021, although most of the initial restrictions imposed at the onset of the pandemic in the U.S. have been relaxed or lifted as a result of the distribution of vaccines, the COVID-19 pandemic continues to persist. We continue to closely monitor developments; however, we cannot predict the future impact of COVID-19 on our operational and financial performance, or the specific ways the pandemic may uniquely impact our members, all of which continue to involve significant uncertainties that depend on future developments, which include, among others, the severity and duration of the pandemic and its impact on the overall economy and other industry sectors; vaccination rates; the longer-term efficacy of vaccinations; and the potential emergence of new, more transmissible or severe variants.

The Company believes the estimates and assumptions underlying the consolidated financial statements are reasonable and supportable based on the information available as of December 31, 2021. These estimates may change as new events occur and additional information is obtained, and related financial impacts will be recognized in the Company’s consolidated financial statements as soon as those events become known.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. When developing fair value measurements, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurements. Three levels of inputs may be used to measure fair value:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consist primarily of bank deposit accounts and investments in money market funds.

Restricted Cash

The Company classifies all cash and cash equivalents that are not available for immediate or general business use as restricted in the accompanying consolidated balance sheets. This includes amounts set aside for restrictions of specific agreements. As of December 31, 2021 and 2020, the restricted cash represents the amount covered by the letter of credit related to one of the Company’s operating leases and for regulatory purposes for the trust and brokerage-related activities.

Accounts Receivable, Net

Accounts receivable consist of amounts billed and currently due from customers, which are subject to collection risk. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of the allowance for doubtful accounts based on a combination of factors, including an assessment of the customer’s aging balance, the financial condition of the customer, and the amount of any receivables in dispute. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. The total allowance for doubtful accounts netted against account receivables in the consolidated balance sheets was $1,517 and $1,538 as of December 31, 2021 and 2020, respectively.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk primarily comprise cash and cash equivalents and restricted cash, payment-dependent notes receivables, and accounts receivables. Cash and cash equivalents and restricted cash may, at times, exceed amounts insured by the Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation, respectively. The Company’s exposure to credit risk in the event of default by financial institutions is limited to the amounts recorded on the consolidated balance sheets. The Company performs periodic evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.

The Company’s exposure to credit risk associated with its contracts with holders of private company equity (“sellers”) and investors (“buyers”) related to the transfer of private securities is measured on an individual counterparty basis. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, the Company’s exposure is monitored in light of changing counterparty and market conditions. As of December 31, 2021 and 2020, the Company did not have any material concentrations of credit risk outside the ordinary course of business.

As of December 31, 2021 and 2020, no customers accounted for more than 10% of the Company’s accounts receivable. No customer accounted for more than 10% of total revenue, less transaction-based expenses for the years ended December 31, 2021 and 2020, respectively.

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in consolidated statements of operations and comprehensive loss in the period realized.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The estimated useful lives of the Company’s property and equipment are as follows:

Computer equipment	3 years

Furniture and fixtures	5 years

Leasehold improvements	The shorter of remaining lease term or estimated useful life

Internal-use Software, Net

The Company capitalizes certain costs related to software developed for its internal-use. The costs capitalized include development of new software features and functionality and incremental costs related to significant improvement of existing software. Development costs incurred during the preliminary or maintenance project stages are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized using the straight-line method over the useful life of the software, which is typically three years. Amortization begins only when the software becomes ready for its intended use. Costs incurred after the project is substantially complete and is ready for its intended purpose, such as maintenance and training costs, are expensed as incurred, unless related to significantly increasing the functionality of existing software.

Business Combinations

The Company accounts for its business combinations using the acquisition accounting method wherein the purchase price is allocated based on the estimated fair value of identifiable assets acquired and liabilities assumed. Any residual purchase price is recorded as goodwill. The Company identifies and attributes fair values and estimated lives to the intangible assets acquired. The estimates in determining the fair values of assets acquired and liabilities assumed can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the cost savings expected to be derived from acquiring an asset and the appropriate weighted-average cost of capital. These estimates are inherently uncertain and unpredictable.

During the measurement period, which was up to one year from the acquisition date, the Company did not have adjustments to the fair value of any assets acquired and liabilities assumed. In addition, uncertain tax positions and tax-related valuation allowances were initially recorded in connection with a business acquisition as of the acquisition date. Upon the conclusion of the measurement period, there was no subsequent adjustments recorded in the consolidated statements of operations and comprehensive loss. Acquisition costs, such as legal and consulting fees, were expensed as incurred.

Goodwill and Other Intangible Assets, Net

Goodwill represents the excess of the aggregate fair value of the consideration transferred in a business combination over the fair value of the assets acquired, net of liabilities assumed. Goodwill is not amortized but is tested for impairment annually, or more frequently if events or changes in circumstances indicate the goodwill may be impaired. The Company has historically performed its annual impairment assessment for goodwill and indefinite life intangible assets as of the last day of the fiscal year (December 31). During the third quarter of fiscal 2021, the Company voluntarily changed the date of its annual impairment assessment from December 31 to October 1. The change is to closely align the yearly impairment assessment dates with the Company’s annual planning and budgeting process. The Company has determined this change in accounting principle is preferable and will not affect the consolidated financial statements. The change in the assessment date does not delay or avoid a potential impairment charge, and this change is applied prospectively as retrospective application would be impracticable as the Company is unable to objectively determine, without the use of hindsight, the significant assumptions and estimates that would be used in those earlier periods. The tests did not result in an impairment to goodwill during the years ended December 31, 2021 and 2020.

In-process research and development (“IPR&D”) assets acquired in a business combination are considered indefinite lived until the completion or abandonment of the associated research and development efforts. Upon conclusion of the relevant research and development project, the Company will amortize the acquired IPR&D over its estimated useful life or expense the acquired IPR&D should the research and development project be unsuccessful with no future alternative use. In September 2021, the Company has launched the acquired IPR&D data platform and started to record amortization expense using the straight-line method over the estimated useful lives of the asset.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Acquired intangible assets also consist of identifiable intangible assets, primarily software technology, trade name and customer relationships, resulting from business acquisitions. Finite-lived intangible assets are recorded at fair value on the date of acquisition and are amortized over their estimated useful lives. The Company bases the useful lives and related amortization expense on its estimate of the period that the assets will generate revenues or otherwise be used.

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. The Company also evaluates the period of depreciation and amortization of long-lived assets to determine whether events or circumstances warrant revised estimates of useful lives. When indicators of impairment are present, the Company determines the recoverability of its long-lived assets by comparing the carrying value of its long- lived assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the estimated future undiscounted cash flows demonstrate the long-lived assets are not recoverable, an impairment loss would be calculated based on the excess of the carrying amounts of the long-lived assets over their fair value. The Company did not record impairment loss for the years ended December 31, 2021 and 2020.

Leases

The Company categorizes leases at their inception or upon modification, if applicable. As of December 31, 2021 and 2020, the Company only has operating leases. For operating leases, the Company recognizes rent and occupancy on a straight-line basis, commencing on the date at which control and possession of the property is obtained. For leases with a term greater than 12 months, the Company records the related right-of-use assets and operating lease liabilities at the present value of lease payments over the lease term. The Company does not separate lease and non-lease components of contracts for real estate property leases. Variable lease payments for common area maintenance, property taxes and other operating expenses are recognized as expense in the period when the changes in facts and circumstances on which the variable lease payments are based occur.

The rates implicit on the Company’s leases are not readily determinable. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company determines its incremental borrowing rate based on the rate of interest it would have to pay to borrow on a collateralized basis with an equal lease payment amount, over a similar term, and in a similar economic environment.

The Company evaluates its subleases in which it is the sublessor to determine whether it is relieved of the primary obligation under the original lease. If it remains the primary obligor, the Company continues to account for the original lease as it did before the commencement of the sublease and reports the sublease income based on the contract terms.

Payment-Dependent Notes

The Company has entered into separate contracts with equity holders of private companies’ shares (“sellers”) and investors (“buyers”) that enable the transfer of private securities upon a specified event such as an initial public offering, merger, or acquisition involving the underlying company. The Company serves as an intermediary counterparty to both the buyer and the seller and earns transaction fee revenue by facilitating the execution of the transaction.

Contracts with buyers require the Company to facilitate the transfer of a fixed number of shares of the private securities from sellers upon occurrence of a specified event as described above. Buyers are required to pay the selling price for shares purchased (“settlement amounts”) and transaction fee defined in the contracts into a distribution or escrow account upon notice by the Company.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Contracts with sellers require sellers to transfer the same amount and class of shares referenced in the contract between the Company and the corresponding buyers upon the occurrence of a specified event as described above.

When settlement amounts have been determined, and the price and transaction fees are paid by the buyer, payment-dependent notes receivable are recorded for the securities due from the sellers, and payment- dependent notes payable are recorded for the securities owed to the buyers. Amounts recorded at period-end for payment-dependent notes receivable represent the fair value of securities receivable from sellers, for which the securities settlement event has not occurred. Amounts recorded at period-end for payment- dependent notes payable represent the fair value of securities not yet delivered to the buyer. Payment- dependent notes receivable and payment-dependent notes payable are presented at fair value in the consolidated financial statements in accordance with ASC 825, Fair Value Option for Financial Instruments. Changes in fair value of payment-dependent notes receivable and payment-dependent notes payable are recorded in other expense in the consolidated statements of operations and comprehensive loss.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees directly related to the Company’s proposed public offering. Upon consummation of the proposed public offering, the deferred offering costs will be reclassified to stockholders’ deficit and recorded against the proceeds from the offering. In the event the offering is aborted, deferred offering costs will be expensed. As of December 31, 2021, $5,923 of deferred offering costs were capitalized in other assets, noncurrent in the accompanying consolidated balance sheets. No offering costs were capitalized as of December 31, 2020.

Revenue Recognition and Transaction-Based Expenses

The Company generates revenue from fees charged for the trading of private placements on its marketplace platform, and fees for account and asset management provided to customers. The Company disaggregates revenue by service type, as management believes that this level of disaggregation best depicts how the nature, amount, timing, and uncertainty of revenue and cash flows are impacted by economic factors. The Company recognizes revenue pursuant to ASC 606, Revenue from Contracts with Customers. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for services. To achieve the core principle of this standard, the Company applied the following five steps:

1.	Identification of the contract, or contracts, with the customer;

2.	Identification of the performance obligations in the contract;

3.	Determination of the transaction price;

4.	Allocation of the transaction price to the performance obligations in the contract; and

5.	Recognition of the revenue when, or as, a performance obligation is satisfied.

Revenue from Contracts with Customers

The Company enters into contracts with customers that can include various services, which are capable of being distinct and accounted for as separate performance obligations. When applicable, an allocation of the transaction fees to the performance obligations or to the distinct goods or services that form part of a single performance obligation will depend on the individual facts and circumstances of the contract.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

All of the Company’s revenues are from contracts with customers. The Company is the principal in its contracts, with the exception of sub-account fees, in which the Company acts as an agent and records revenue from fees earned related to cash balances in customers’ custodial accounts. Each of our significant performance obligations and our application of ASC 606 to our revenue arrangements are discussed in further detail below:

Placement Fees — The Company maintains a trading platform which generates revenues by collecting transaction fees from institutions, individual investors and private equity holders. Placement fees are charged by the Company for meeting the point-in-time performance obligation of executing a private placement on its platform. Placement fee rates are individually negotiated for each transaction and vary depending on the specific facts and circumstance of each agreement. These fees are event-driven and invoiced upon the closing of the transaction outlined in each agreement. These fees may be expressed as a dollar amount per share, a flat dollar amount, or a percentage of the gross transaction proceeds. The Company earns agency placement fees in non-underwritten transactions, such as private placements of equity securities. The Company enters into arrangements with individual accredited customers or pooled investment vehicles to execute private placements in the secondary market. The Company will receive placement fees on these transactions and believes that its trade execution performance obligation is completed upon the placement and consummation of a transaction and, as such, revenue is earned on the transaction date with no further obligation to the customer at that time. The Company acts as a principal and recognizes the placement fee revenue earned for the execution of a trade on a gross basis.

Custodial Administration Fees — The Company generates revenues primarily by performing custodial account administration and maintenance services for its customers. Specifically, the Company charges administration fees for its services in maintaining custodial accounts, including asset-based fees, which are determined by the number and types of assets in these accounts. Additionally, the Company earns fees for opening and terminating accounts, and facilitating transactions, which are assessed at the point of transaction. Account and asset fees are assessed on the first day of the calendar quarter. Cash administration fees are based on cash balances within the custodial accounts and are assessed on the last day of the month. Revenues from custodial administration fees are recognized either over time as underlying performance obligations are met and day-to-day maintenance activities are performed for custodial accounts, or at a point in time upon completion of transactions requested by custodial account holders.

Contract Balances

Contract assets represent amounts for which we have recognized revenue for contracts that have not yet been invoiced to our customers. The Company does not have any contract assets as of December 31, 2021 and 2020. Contract liabilities consist of deferred revenue, which relates to amounts invoiced in advance of performance under a revenue contract. The total contract liabilities of $357 and $161 as of December 31, 2021 and 2020, respectively, related to advance billings for placement fees and custodial administration fees, recorded in accrued expenses and other current liabilities on the consolidated balance sheets.

Practical Expedients

In certain arrangements, the Company receives payment from a customer either before or after the performance obligation has been satisfied; however, the contracts do not contain a significant financing component. The Company has applied the practical expedient in ASC 606 and excludes information about a) remaining performance obligations that have an original expected duration of one year or less and b) transaction price allocated to remaining performance obligations if the variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

The Company has also applied the practical expedient in accordance with ASC 340-40, Other Assets and Deferred Costs to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Transaction-Based Expenses

Transaction-based expenses represent the fees incurred to support placement and custodial activities. These include expenses for fund insurance, fund management and fund settlement expenses that relates to services provided to the Funds, and external broker fees and transfer fees related to placement and custodial services provided to other brokerage and custodial customers to facilitate transactions.

Share-Based Compensation Expense

The Company recognizes share-based compensation expense for all share-based awards made to employees, directors and non-employees based on the grant date fair value of the awards. The fair value of an award is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of an award is recognized as an expense over the requisite service period on a straight-line basis. Forfeitures are accounted for as they occur.

The determination of the grant date fair value of share-based awards is affected by the estimated fair value of the Company’s common stock as well as other highly subjective assumptions, including, but not limited to, the expected term of the share-based awards, expected equity volatility, risk-free interest rates, and expected dividends, which are estimated as follows:

Fair Value of Common Stock — As the Company’s common stock is not publicly traded, the fair value of the common stock was determined by the Company’s board of directors, after considering contemporaneous third-party valuations and input from management. The valuations of the Company’s common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In the absence of a public trading market, the Company’s board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the Company’s common stock as of the date of each option grant, including the following factors:

•	the Company’s capital resources and financial condition;

•	the prices paid for common or convertible preferred stock sold to third-party investors by the Company and prices paid in secondary transactions in arm’s length transactions;

•	the preferences held by the Company’s preferred stock classes relative to those of the Company’s common stock;

•	the likelihood and timing of achieving a liquidity event, such as an initial public offering, given prevailing market conditions;

•	the Company’s historical operating and financial performance as well as management’s estimates of future financial performance;

•	valuations of comparable companies;

•	the relative lack of marketability of the Company’s common stock;

•	SPAC equity market conditions affecting the trading price of comparable public companies;

•	industry information such as market growth and volume and macro-economic events; and

•	additional objective and subjective factors relating to the business.

Expected term — The expected term represents the period that options are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the midpoint of the time-to-vesting and the contractual life of the options.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Expected volatility — As a public market for the Company’s common stock does not exist, there is no trading history of the common stock. The Company estimated the expected volatility based on the implied volatility of similar publicly-held entities, referred to as “guideline companies,” over a look-back period equivalent to the expected term of the awards. In evaluating the similarity of guideline companies, the Company considered factors such as industry, stage of life cycle, size, and financial leverage.

Risk-free interest rate — The risk-free interest rate used to value share-based awards is based on the U.S. Treasury yield in effect at the time of grant for a period consistent with the expected term of the award.

Estimated dividend yield — The expected dividend was assumed to be zero as the Company has never declared or paid any cash dividends and do not currently intend to declare dividends in the foreseeable future.

For certain awards with performance-based and market-based conditions, the Company uses a Monte Carlo simulation to determine the fair value at the grant date and recognizes share-based compensation expense using accelerated attribution method when it becomes probable that the performance-based condition will be met. Under the Monte Carlo simulation, stock returns are simulated to estimate the payouts established by the vesting conditions of the awards and an estimated time that the awards will vest. The assumptions used in the Monte Carlo simulation include: the fair value of common stock, estimating the length of time employees will retain their stock options before the occurrence of a liquidity event (“expected term”), the estimated volatility of the Company’s common stock price over the expected term (“expected volatility”), the risk-free interest rate and expected dividends.

Restricted stock awards (“RSAs”) are grants of shares of our common stock that generally vest over a four-year period and in accordance with terms and conditions established by our board of directors. The fair value of RSAs is based on the value of the underlying stock less any applicable purchase price. Share-based compensation expense is recognized over the vesting term on a straight-line basis, which reflects the service period.

Advertising

Advertising costs are expensed as incurred and include advertising and trade shows. Advertising costs amounted to $2,896 and $274 for the years ended December 31, 2021 and 2020, respectively, and are included in advertising and market development in the consolidated statements of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more likely than not of being realized and effectively settled. The Company considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. The Company recognizes interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations and comprehensive loss.

Foreign Currency

The functional currency of the Company is the U.S. dollars. Accordingly, foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates except for non-monetary assets and liabilities, which are measured at historical exchange rates. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Foreign currency transaction gains and losses have been immaterial for the years ended December 31, 2021 and 2020.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Comprehensive Loss

Comprehensive loss consists of other comprehensive loss and net loss. The Company did not have any other comprehensive loss transactions during the periods presented. Accordingly, the comprehensive loss is equal to the net loss for the years ended December 31, 2021 and 2020.

Net Loss Per Share Attributable to Common Stockholders

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income attributable to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company determined that it has participating securities in the form of convertible preferred stock as holders of such securities have dividend rights in the event of a declaration of a dividend for shares of common stock. These participating securities do not contractually require the holders of such stocks to participate in the Company’s losses. As such, net loss for the period presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares are anti-dilutive.

Recent Accounting Pronouncements

Emerging Growth Company

As an “emerging growth company,” the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with “Conversion and Other Options (Subtopic 470-20) and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it revises the guidance in ASC 260, Earnings Per Share, to require entities to calculate diluted earnings per share for convertible instruments by using the if-converted method. ASU 2020-06 may be applied on a full retrospective or modified retrospective basis. The Company early adopted ASU 2020-06 on January 1, 2021, on a full retrospective basis, and the adoption has a material impact on its consolidated financial statements, as the Company is not required to recognize any beneficial conversion feature of its convertible notes as a result of the adoption of ASU 2020-06. ASU 2020-06 was applied in the periods presented in these consolidated financial statements.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
In thousands of U.S. dollars, except share and per share data

Recent Accounting Standards Issued, But Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, with subsequent amendments, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 requires immediate recognition of management’s estimates of current expected credit losses. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2022, and interim periods within that fiscal year, with early adoption permitted. The Company is currently evaluating the impact of adoption on the consolidated financial statements.

2.	Acquisitions

SharesPost

On November 9, 2020, the Company completed the acquisition of the broker-dealer business of SharesPost, Inc. (“SharesPost”). Upon closing of the transaction, SharesPost and several of its subsidiaries, became wholly-owned subsidiaries of the Company. The acquisition is intended to allow the combined organization to provide investors an integrated investing experience. The merger consideration comprised cash, 9,015,140 shares of the Company’s Class AA common stock, 2,313,623 shares of Junior convertible preferred stock, and 1,000,000 shares Junior convertible preferred stock warrants that can be converted into shares of Junior convertible preferred stock (Note 11). In May 2020, six months prior to the merger, the Company entered into a secured promissory note agreement with SharesPost for an aggregated amount of $3,000. The secured promissory note was forgiven post-merger and included in purchase consideration. The following table presents the components of the purchase consideration to acquire SharesPost:

Amount
Cash	$20,340
Secured promissory note	3,000
Fair value of Junior convertible preferred stock issued	20,383
Fair value of Class AA common stock issued	44,817
Fair value of warrants issued	1,285
Total	$89,825

The Company recognized $3,289 of acquisition-related transaction costs in the Company’s consolidated statements of operations and comprehensive loss during the year ended December 31, 2020 related to the SharesPost acquisition. The following table presents the allocation of the purchase price for SharesPost as of the acquisition date:

Amount
Cash	$6,443
Accounts receivable, net	1,014
Prepaid expenses and other current assets	1,073
Property and equipment, net	590
Operating lease right-of-use assets	4,575
Identified intangible assets	13,090
Goodwill	77,126
Accounts payable	(1,275)
Accrued expenses and other current liabilities	(5,127)
Operating lease liabilities	(7,684)
Total	$89,825

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
In thousands of U.S. dollars, except share and per share data

Goodwill is primarily attributable to expected post-acquisition synergies from integrating SharesPost’s broker-dealer business and incremental revenue opportunities from SharesPost’s existing programs. The goodwill recorded is not deductible for income tax purposes.

The following table presents details of the identified intangible assets acquired:

	Amount	Estimated Useful Life
Developed technology	$10,500	4 years
In-process research and development asset	960	Indefinite
Trade name	320	1 year
Customer relationships	1,310	4 years
Total	$13,090

SharesPost’s results of operations have been included in the Company’s consolidated statements of operations and comprehensive loss from the November 9, 2020 acquisition date. The following pro forma financial information gives effect to the acquisition of SharesPost on January 1, 2020, including pro forma adjustments related to the valuation and allocation of the purchase price, primarily amortization of acquired intangible assets, incremental interest expense on debt financing obtained in connection with the acquisition, reversal of interest expense on convertible notes repaid in full by Forge in connection with the acquisition, additional share-based compensation expense related to accelerated vesting of options, and direct transaction costs reflected in the historical financial statements. The table below is presented for informational purposes only and are not intended to represent or be indicative of the results of operations that would have been reported had the acquisition occurred on January 1, 2020. These should not be taken as representative of future results of operations of the combined company:

Years Ended December 31, 2020 (Unaudited)
Pro forma revenue	$75,981
Pro forma net loss	$(13,483)

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
In thousands of U.S. dollars, except share and per share data

3.	Fair Value Measurements

Financial instruments consist of cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities. Cash equivalents, payment-dependent notes receivable, payment-dependent notes payable, and warrant liabilities are stated at fair value on a recurring basis. Restricted cash, accounts receivable, accounts payable, and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. The Company does not have short-term investments as of December 31, 2021 and 2020.

The following tables present the fair value hierarchy for assets and liabilities measured at fair value on a recurring basis:

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$24,240	$—	$—	$24,240
Payment-dependent notes receivable, current	1,153	—	—	1,153
Payment-dependent notes receivable, noncurrent	—	—	13,453	13,453
Total financial assets	$25,393	$—	$13,453	$38,846
Payment-dependent notes payable, current	1,153	—	—	1,153
Payment-dependent notes payable, noncurrent	—	—	13,453	13,453
Warrant liabilities	—	—	7,844	7,844
Total financial liabilities	$1,153	$—	$21,297	$22,450

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents:
Money market funds	$6,050	$—	$—	$6,050
Payment-dependent notes receivable, current	1,165	—	38,124	39,289
Payment-dependent notes receivable, noncurrent	—	—	13,735	13,735
Total financial assets	$7,215	$—	$51,859	$59,074
Payment-dependent notes payable, current	1,165	—	38,124	39,289
Payment-dependent notes payable, noncurrent	—	—	13,735	13,735
Warrant liabilities	—	—	1,780	1,780
Total financial liabilities	$1,165	$—	$53,639	$54,804

The Company classifies money market funds and certain payment-dependent notes receivable and payment-dependent notes payable within Level 1 of the fair value hierarchy because the Company values these investments using quoted market prices.

The Company classifies certain payment-dependent notes receivable and payment-dependent notes payable within Level 3 of the fair value hierarchy if the underlying securities are equity of private companies whose regular financial and nonfinancial information is generally not available other than when it is publicly disclosed, or significant unobservable inputs are used to estimate fair value.

The following tables summarize the quantitative inputs and assumptions used for the Company’s payment-dependent notes receivable and payment-dependent notes payable classified as Level 3 of the fair value hierarchy:

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
In thousands of U.S. dollars, except share and per share data

As of December 31, 2021
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Financial assets
Payment-dependent notes receivable	$13,453	Transaction prices	N/A(1)	N/A
Financial liabilities
Payment-dependent notes payable	$13,453	Transaction prices	N/A(1)	N/A

As of December 31, 2020
Level 3 Measurements	Fair Value	Valuation Technique(s)	Significant Unobservable Input(s)	Range
Financial assets
Payment-dependent notes receivable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%
Financial liabilities
Payment-dependent notes payable	$13,735	Transaction prices	N/A(1)	N/A
	$38,124	Discounted transaction prices(2)	Discount for lack of marketability	5%

(1)	The Company considers completed transactions made through the Company’s platform for the relevant private securities as relevant data inputs.

(2)	The Company uses publicly traded share prices at the close of the valuation date as the primary factor in the fair value analysis and applies a discount to the share prices to reflect lack of marketability.

The Company used a hybrid method that incorporates the Black-Scholes option-pricing model and an adjusted backsolve model to estimate the fair value of the warrant liabilities. This approach is a scenario-based analysis that considers many assumptions, including the likelihood of potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

The Company estimated the fair value of the warrants liability as of December 31, 2021 and 2020, respectively, using the following key assumptions:

	As of December 31,
	2021	2020
Fair value of underlying securities	$30.8	$12.4
Discounts for lack of marketability	0.0%	29.0% – 34.0%
Expected term (years)	3.4 – 8.8	4.4 – 9.8
Expected volatility	40.4% – 44.3%	39.9% – 41.8%
Risk-free interest rate	1.0% – 1.5%	0.3% – 0.9%
Expected dividend yield	0.0%	0.0%
Fair value per warrant	$5.0 – $22.0	$1.5 – $1.9

The Company transfers financial instruments out of Level 3 on the date when underlying input parameters are readily observable from existing market quotes. Transfers from Level 3 to Level 1 generally relate to an investee company going public and listing on a national securities exchange.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the years ended December 31, 2021 and 2020
In thousands of U.S. dollars, except share and per share data

During the years ended December 31, 2021 and 2020, there were transfers of securities segregated for customers from Level 3 to Level 1, as one private company was acquired by a public company and became publicly-traded under the acquiror, and the Company was able to obtain independent market-quoted prices for the acquiror company.

The following table provides reconciliation for all financial assets measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$25,892
Change in fair value of short-term investments	11
Distribution of short-term investments	(136)
Change in fair value of payment-dependent notes receivable.	27,319
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes receivable	(62)
Balance as of December 31, 2020	$51,859
Change in fair value of payment-dependent notes receivable	29,364
Payment-dependent notes receivable transferred out of Level 3 to Level 1	(62,637)
Settlement of payment-dependent notes receivable	(5,133)
Balance as of December 31, 2021	$13,453

The following table provides reconciliation for payment-dependent notes payable measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$25,767
Change in fair value of payment-dependent notes payable	27,319
Payment-dependent notes payable transferred out of Level 3 to Level 1	(1,165)
Settlement of payment-dependent notes payable	(62)
Balance as of December 31, 2020	$51,859
Change in fair value of payment-dependent notes payable	29,364
Payment-dependent notes payable transferred out of Level 3 to Level 1	(62,637)
Settlement of payment-dependent notes payable	(5,133)
Balance as of December 31, 2021	$13,453

The following table provides reconciliation for warrant liabilities measured at fair value using significant unobservable inputs (Level 3) for years ended December 31, 2021 and 2020:

Balance as of December 31, 2019	$	__
Fair value of warrant at issuance		1,488
Change in fair value of warrant liabilities		292
Balance as of December 31, 2020		$1,780
Change in fair value of warrant liabilities		6,064
Balance as of December 31, 2021		$7,844

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

4.	Consolidated Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2021	2020
Prepaid expenses	$3,162	$2,707
Loans receivable from equity method investment, current	—	62
Other current assets	1,986	1,377
Prepaid expenses and other current assets	$5,148	$4,146

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of December 31,
	2021	2020
Computer equipment	$336	$336
Furniture and fixtures	621	621
Leasehold improvements	320	320
Total property and equipment	$1,277	$1,277
Less: Accumulated depreciation	(780)	(380)
Property and equipment, net	$497	$897

For the years ended December 31, 2021 and December 31, 2020, the Company recorded depreciation expense related to property and equipment amounting to $400 and $198, respectively.

Internal-Use Software, Net

Capitalized internal-use software consists of the following:

	As of December 31,
	2021	2020
Capitalized internal-use software	$2,860	$1,592
Less: Accumulated amortization	(169)	(17)
Total capitalized internal-use software	$2,691	$1,575

For the years ended December 31, 2021 and December 31, 2020, the Company recorded amortization expense on capitalized internal-use software placed in service amounting to $152 and $17, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	As of December 31,
	2021	2020
Accrued professional services	$1,798	$656
Accrued payments related to acquisitions and financing	1,134	3,565
Accrued taxes and deferred tax liabilities	1,421	283
Early exercise liability	786	36
Other current liabilities	3,204	2,748
Total	$8,343	$7,288

5.	Goodwill and Intangible Assets, Net

During the year of 2021, the Company purchased a domain name for $2,202. The purchase of the domain name created an intangible asset with an indefinite life that is not being amortized for book purposes.

There were no changes in the recorded balance of goodwill during the year ended December 31, 2021. In- process research and development assets were acquired in business combinations, and launched in September 2021. The Company started to amortize the assets in September 2021using the straight-line method over the estimated useful lives determined as 5 years. The components of intangible assets and accumulated amortization are as follows:

The components of intangible assets and accumulated amortization are as follows:

	As of December 31, 2021
	Weight Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Developed technology	3.0 years	$13,200	$(5,250)	$7,950
Customer relationships	7.0 years	7,410	(1,696)	5,714
Trade name	0.0 years	320	(320)	—
Launched IPR&D assets.	5.0 years	960	—	960
Total finite-lived intangible assets		21,890	(7,266)	14,624
Indefinite-lived intangible assets:
Trade name – website domain (forge.com)	Indefinite	2,202	—	2,202
Total infinite-lived intangible assets		2,202	—	2,202
Total intangible assets		$24,092	$(7,266)	$16,826

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

	As of December 31, 2020
	Weight Average Remaining Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Developed technology	3.6 years	$13,200	$(1,673)	$11,527
Customer relationships	7.9 years	7,410	(759)	6,651
Trade name	0.9 years	320	(46)	274
Total finite-lived intangible assets		20,930	(2,478)	18,452
Indefinite-lived intangible assets:
In-process research and development asset	Indefinite	960	—	960
Total infinite-lived intangible assets		960	—	960
Total finite-lived intangible assets		$21,890	$(2,478)	$19,412

Amortization expense related to finite-lived intangible assets for the years ended December 31, 2021 and 2020 was $4,788 and $2,191, respectively, and was included in depreciation and amortization in the accompanying consolidated statements of operations and comprehensive loss.

The table below presents estimated future amortization expense for definite-lived intangible assets as of December 31, 2021:

Amount
2022	$3,915
2023	3,915
2024	3,462
2025	802
2026	802
Thereafter	1,728
Total	$14,624

6.	Debt

2019 Convertible Notes

In October 2019, the Company issued convertible notes to investors, which matured in January 2021. At maturity, the note holders had the option to convert the outstanding principal and unpaid accrued interest into shares of the Company’s Series B-1 convertible preferred stock at a conversion price of $12.4168. As of December 31, 2020, the Company had $2,500 outstanding under the 2019 Convertible Notes. In January 2021, one investor converted its convertible note amount of $111 into 8,949 shares of Series B-1 convertible preferred stock; the remaining outstanding convertible notes were fully repaid.

2020 Convertible Notes

In May 2020, the Company entered into a Note and Warrant Purchase Agreement with investors (“2020 Convertible Notes”). A portion of $8,960 of the notes were converted to Series B-1 convertible preferred stock in November 2020, and the remaining $1,750 principal outstanding as of December 31, 2020 was fully repaid in May 2021.

2020 Loan and Security Agreement

In October 2020, the Company entered into a Loan and Security Agreement (“2020 Loan and Security Agreement,” or “2020 Term Loan”) with another lending institution that provided for a term loan in the amount of $15,000. As of December 31, 2020, the Company had $15,000 outstanding under the term loan. The Company fully repaid the term loan in April 2021.

The Company did not have any outstanding debt as of December 31, 2021.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

7.	Leases

The Company leases real estate for office space under operating leases. In June 2021, The Company entered into a sublease agreement related to one of the Company’s leases and the Company recorded rent expense on a straight-line basis for the lease, net of sublease income, in rent and occupancy in the consolidated statements of operations and comprehensive loss. In December 2021, the Company commenced on a new lease for additional office space and recorded rent expense on a straight-line basis.

As of December 31, 2021, the remaining lease terms varied from 1.0 years to 3.6 years. For certain leases the Company has an option to extend the lease term for a period of 5 years. This renewal option is not considered in the remaining lease term unless it is reasonably certain that the Company will exercise such options.

Operating lease expense, included in rent and occupancy on the consolidated statements of operations and comprehensive loss, for the years ended December 31, 2021 and 2020 was $3,337 and $2,215, respectively. Operating lease expenses exclude short-term lease costs and variable lease costs, each of which was immaterial for the years ended December 31, 2021 and 2020. Lease expenses for the years ended December 31, 2021 and 2020 include an offset for sublease income of $175 and 0, respectively, and included in rent and occupancy in the consolidated statements of operations and comprehensive loss.

The table below presents additional information related to the Company’s operating leases:

	As of December 31,
	2021	2020
Operating lease right-of-use assets	$7,881	$8,983
Operating lease liabilities, current	$5,367	$3,536
Operating lease liabilities, noncurrent	$5,159	$8,824
Weighted-average remaining lease term (in years)	2.0	3.4
Weighted-average discount rate	4.9%	5.0%

Future undiscounted lease payments under operating leases as of December 31, 2021 were as follows:

	Lease Payment Obligation	Sublease Income	Net Lease Obligation
2022	5,762	(349)	5,413
2023	4,030	(349)	3,681
2024	936	(349)	587
2025	393	(204)	189
2026	—	—	—
Total undiscounted lease payments	$11,121	$(1,251)	$9,870
Less: Imputed interest	595
Present value of future lease payments	$10,526
Less: operating lease liabilities, current	5,367
Operating lease liabilities, noncurrent	$5,159

As of December 31, 2021, the Company did not have any additional significant lease contracts that had not yet commenced.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

8.	Commitments and Contingencies

The Company is subject to claims and lawsuits in the ordinary course of business, including arbitration, class actions and other litigation, some of which include claims for substantial or unspecified damages. The Company is also the subject of inquiries, investigations, and proceedings by regulatory and other governmental agencies. The Company reviews its lawsuits, regulatory inquiries and other legal proceedings on an ongoing basis and provide disclosures and record loss contingencies in accordance with the loss contingencies accounting guidance. The Company establishes an accrual for losses at management’s best estimate when the Company assesses that it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If no amount within the range is considered a better estimate than any other amount, an accrual for losses is recorded based on the bottom amount of the range. Accrual for loss contingencies are recorded in accounts payable and accrued expenses and other current liabilities on the consolidated balance sheets and expensed in general and administrative expenses in our consolidated statements of operations and comprehensive loss. The Company monitors these matters for developments that would affect the likelihood of a loss and the accrued amount, if any, and adjusts the amount as appropriate.

Legal Proceeding

On January 7, 2022, the Shareholder Representative of SharesPost (the “Plaintiff”) filed a lawsuit against the Company in the Court of Chancery of the State of Delaware. The complaint alleged that the Company breached the SharesPost Merger Agreement (the “Agreement”) by failure to issue and deliver the warrants in a form claimed by the Plaintiff, but which was not reflected in the Agreement. The complaint seeks, among other things, a declaratory judgement establishing alleged breaches, a compulsion of issuance and delivery of warrants in the form, and an indemnification of losses as a result of the alleged breaches. On February 24, 2022, the Company filed their response to the complaint. The Company believes this complaint is without merit and intends to defend it vigorously. The Company is unable to predict the outcome, nor the amount of time and expense that will be required to resolve the complaint. No provision for a loss contingency has been recorded as the amount of losses, if any, is not estimable as of December 31, 2021.

401(k) Plan

The Company has established a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code for all of its U.S. employees, including executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service. The Company matches 2% of every dollar contributed to the plan by employees, including executive officers, up to a maximum of $5.8. During the years ended December 31, 2021 and 2020, the Company contributed $456 and $67, respectively, to the defined contribution plan, respectively.

Non-Cancelable Purchase Obligations

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties mainly for liability insurance and software products and services. As of December 31, 2021, the Company had outstanding non-cancelable purchase obligations with a term of 12 months or longer as follows:

Amount
2022	$1,451
2023	1,202
2024	1,414
2025	1,676
2026	1,976
Total	$7,719

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

9.	Off Balance Sheet Items

The Company organizes a series of investment funds, each of which is represented by a limited liability company (“LLC”) within Forge Investments LLC and by portfolio companies within Forge Investments SPC and Forge Investments II SPC. The funds were formed for the purpose of investing in securities relating to a single private company. Each series of funds consists of a separate and distinct portfolio of investments owned by different investors. The Company utilizes third-party fund administrators to manage the funds and has no ownership interest nor participation in the gains or losses of the entities represented by the funds. The Company paid for the expenses incurred by these entities, including fund insurance expenses of $274 and $1,121, and fund management expenses of $371 and $264 for the years ended December 31, 2021 and 2020, respectively, included in transaction-based expenses on consolidated statements of operations and comprehensive loss. Also, the Company paid fund audit fees of $797 and $435 during the years ended December 31, 2021 and 2020, respectively, included in professional services on consolidated statements of operations and comprehensive loss. The Company did not consolidate Forge Investments LLC and Forge Investment SPC, or the investment funds, because the Company has no direct or indirect interest in Forge Investments LLC and Forge Investment SPC, or the investment funds, and the expenses that the Company pays on behalf of Forge Investments LLC and Forge Investment SPC, or the investment funds, are not significant to those entities. The Company believes its maximum exposure to loss resulting from its involvement with those entities is limited to the payment of future insurance expenses, management expenses and audit fees.

10.	Capitalization

Convertible Preferred Stock

In 2020, the Company issued an additional 3,562,869 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $44,239. Issuance costs were $2,713.

In November 2020, certain holders of the 2019 and 2020 convertible notes exercised their option and converted the notes into 1,143,624 shares of the Company’s Series B-1 Preferred stock at a conversion price of $8.69176 per share, which was equal to 70% of the original issuance price of the Series B-1 convertible preferred stock.

In November 2020, in connection with SharesPost acquisition, the Company issued 2,313,623 shares of Junior convertible preferred stock at a fair value of $12.4168 per share.

In January 2021, the Company issued 8,949 shares of Series B-1 convertible preferred stock upon the conversion of 2020 convertible notes (Note 6). Principal plus accrued interest on the convertible notes of $111 were converted to convertible preferred stock at a price of $12.4168 per share.

In April 2021, the Company issued 4,072,904 shares of Series B-1 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $50,573. Issuance costs were $2,838.

In April 2021, the Company amended and restated its certificate of incorporation to authorize 805,360 shares of Series B-2 convertible preferred stock. The Series B-2 convertible preferred stock has the same dividend, liquidation, and conversion rights as the Company’s Series B-1 convertible preferred stock. Holders of the Company’s Series B-2 convertible preferred stock are not entitled to voting rights. The Company issued 132,127 shares of Series B-2 convertible preferred stock at a purchase price of $12.4168 per share, for an aggregate purchase price of $1,640. Issuance costs were immaterial.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

In April 2021, the Company amended and restated its certificate of incorporation to, redefine the mandatory conversion triggering event of convertible preferred stock to include qualified initial public offering, or qualified special purpose acquisition company (“SPAC”) transaction. As of December 31, 2021, the trigger event of convertible preferred stock had not occurred and therefore, there is no impact to these consolidated financial statements.

The following table summarizes the original issuance price per share and authorized and outstanding number of shares of convertible preferred stock as of the dates indicated:

	As of December 31, 2021
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	15,949,487	13,491,651	150,553	167,523
Series B-2	$12.4168	805,360	132,127	1,640	1,640
Junior	$12.4168	3,313,623	2,313,623	20,383	28,728
Total		27,799,267	23,668,198	$246,056	$271,845

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

	As of December 31, 2020
Series Name	Original Issuance Price	Number of Shares Authorized	Number of Shares Outstanding	Carrying Value Net of Issuance Costs	Aggregate Liquidation Preference
Series AA	$3.0817	1,114,988	1,114,988	$3,435	$3,435
Series B	$10.6592	6,615,809	6,615,809	70,045	70,519
Series B-1	$12.4168	10,435,129	5,672,925	62,985	70,440
Junior	$12.4168	4,354,089	2,313,623	20,383	28,728
Total		22,520,015	15,717,345	$156,848	$173,122

Redemption Rights

The holders of convertible preferred stock have no voluntary rights to redeem shares. The convertible preferred stock has deemed liquidation provisions which require the shares to be redeemed upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event. Although the redeemable convertible preferred stock is not mandatorily or currently redeemable, a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event, could constitute a redemption event outside the Company’s control. Therefore, all shares of redeemable convertible preferred stock have been presented outside of permanent equity.

The Company recorded all shares of convertible preferred stock at their respective issuance price less issuance costs on the dates of issuance. Given the Company’s performance and financial condition, the Company currently does not believe a deemed liquidation event is probable. The carrying values of the Company’s convertible preferred stock have not been accreted to their redemption values as the deemed liquidation event is not considered probable of occurring. Subsequent adjustments of the carrying values to redemption values will be made only if and when it becomes probable the preferred stock will become redeemable.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or a deemed liquidation event, defined as a merger or consolidation in which the Company is a constituent party or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or liquidation event, Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock shall be entitled to receive a payout of $3.0817, $10.6592, $12.4168 and $12.4168 per share, respectively, plus any declared and unpaid dividends, prior and in preference to any distributions made to the holders of Junior convertible preferred stock and to the holders of common stock.

If the assets and funds distributed among the holders of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of the full liquidation preference of Series AA, Series B, Series B-1 and Series B-2 convertible preferred stock, the holders of Junior convertible preferred stock are entitled to receive an amount equal to $12.4168 per share, plus any declared but unpaid dividends, prior and in preference to any distributions made to the holders of common stock. If the remaining assets and funds distributed among the holders of the Junior convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then all assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of Junior convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

After the payment of the full liquidation preference of the shares of redeemable convertible preferred stock, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the common stock.

Dividends

Holders of Series B, Series B-1 and Series B-2 convertible preferred stock, prior and in preference to the holders of Junior convertible preferred stock, are entitled to receive cash dividends at a rate of 6.0% of their original issuance price. Dividends are payable only when, as and if declared by the Company’s board of directors. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the convertible preferred stocks receive a dividend on each outstanding share of convertible preferred stock. Holders of Series AA convertible preferred stock are entitled to receive the same dividend should holders of Series B, Series B-1 or Series B-2 convertible preferred stock receive a dividend. Dividends are cumulative. No dividends have been declared to date.

Conversion

Each share of convertible preferred stock shall be convertible, at the option of the holder and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of Class AA Common Stock as is determined by dividing the original issuance price by the Series in effect at the time of conversion.

Voting Rights

Holders of convertible preferred stock are entitled to one vote for each share of common stock into which their shares can be converted. Holders of Series B convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of Series B-1 convertible preferred stock together are entitled to appoint one member of the board of directors. Holders of the Company’s Series B-2 convertible preferred stock are not entitled to voting rights. Holders of Junior convertible preferred stock together are entitled to appoint two members of the board of directors. The holders of common stock and convertible preferred stock shall vote together as a single class on an as-if-converted basis and shall elect any remaining members of the board of directors. As of December 31, 2021, one member of the board of directors was elected by holders of Series B convertible preferred stock, four members of the board of directors were elected by holders of Series B-1 convertible preferred stock, and two members of the board of directors were elected by holders of Junior convertible preferred stock. As of December 31, 2020, one member of the board of directors was elected by holders of Series B convertible preferred stock, one member of the board of directors was elected by holders of Series B-1 convertible preferred stock, and two members of the board of directors were elected by holders of Junior convertible preferred stock.

Common Stock

The Company has authorized four classes of common stock: Class AA common stock, Class AA-1 common stock, Class EE-1 common stock and Class EE-2 common stock (collectively, the “common stock”). Holders of common stock are entitled to receive any dividends if and when such dividends are declared by the board of directors. Common stock is subordinated to the convertible preferred stock with respect to dividend rights and rights upon certain deemed liquidation events. Common stock is not redeemable at the option of the holder or by the Company. As of December 31, 2021 and 2020, the Company was authorized to issue up to 82,604,627 and 76,182,515 shares of its capital stock, of which 54,805,360 and 53,662,500 shares have been designated as common stock, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The holders of the Class EE-1 common stock and Class AA common stock are entitled to one vote for each share and the holders of Class EE-2 common stock are entitled to (a) with respect to votes of one or more classes of common stock only, twenty votes for each share of Class EE-2 common stock and (b) with respect to Class EE-2 common stock voting together with any shares of Preferred Stock, one vote for each share of Class EE-2 common stock. Holders of common stock, voting together as a separate class, are entitled to appoint four members of the board of directors, who will be deemed common directors. As of December 31, 2021 and 2020, two members of the board of directors were elected by holders of common stock.

Each share of Class AA common stock shall be convertible to one share of Class EE-1 common stock, up to a cumulative maximum of 600,000 shares of Class AA common stock, and each share of Class EE-1 common stock may be converted to one share of preferred stock upon authorization by the Company’s board of directors. In addition, each share of Class EE-1 or Class EE-2 may be converted, upon a disposition, to one share of Class AA common stock at the election of the holder.

In April 2021, the Company amended and restated its certificate of incorporation to, (i) increased the number of authorized shares of all classes of stock (including preferred stock) to 82,604,627 (ii) reclassified each share of Class EE-1 common stock and Class EE-2 common stock to one share of Class AA common stock.

The Company has the following shares of common stock reserved for future issuance, on an as-if converted basis:

	As of December 31,
	2021	2020
Conversion of convertible preferred stock	27,799,267	22,520,015
Warrants to purchase convertible preferred stock	1,133,725	1,133,725
Warrants to purchase common stock	74,895	74,895
Shares available for grant under 2018 Plan	363,095	1,861,856
Stock options issued and outstanding under 2018 Plan	5,031,310	3,209,063
Total shares of common stock reserved	34,402,292	28,799,554

11.	Warrants

Warrants to Purchase Series B-1 Preferred Stock or Subsequent Round Stock

In May 2020, in connection with the issuance of 2020 Convertible Notes, the note holders entered into a Note and Warrant Purchase Agreement for the options to purchase shares based on coverage of 5% of the 2020 Convertible Notes principal amounts (“May 2020 Warrants”). The note holders can purchase either (i) the Series B-1 preferred stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a five-year contractual life and may be exercised at any time during that period.

In October 2020, simultaneously with the 2020 Loan and Security Agreement, the lenders entered into a Warrant to Purchase Shares of Preferred Stock Agreement with the Company for the options to purchase a coverage amount of $1,125 of shares (“October 2020 Warrants”). The investors can purchase either the Series B-1 convertible preferred stock of the Company at Series B-1 price of $12.4168 or (ii) any subsequent round stock of Company at the subsequent round price. The warrants have a ten-year contractual life and may be exercised at any time during that period.

The May 2020 Warrants and October 2020 Warrants are classified as liabilities in the consolidated balance sheets. The Company remeasures the May 2020 Warrants and October 2020 Warrants at each balance sheet date using a hybrid method (Note 3). The Company recorded changes in fair value of the May 2020 Warrants and October 2020 Warrants of $2,592 and $48 in change in fair value of warrant liabilities in the Company’s consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2020, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Warrants to Purchase Junior Preferred Stock

In November 2020, in connection with SharesPost acquisition, the Company issued a total of 1,000,000 warrants (“Junior Preferred Warrants”) to purchase shares of the Company’s Junior Preferred Stock at an exercise price of $12.4168 per share. The Junior Preferred Warrants have a five-year contractual life and may be exercised at any time during that period. In the event of the Company’s initial public offering (“IPO’), The Junior Preferred Warrants could settle in a variable number of shares up to a fixed monetary amount of $5 million prior to the IPO.

The warrants are classified as a liability in the consolidated balance sheets. The Company remeasures the warrants at each balance sheet date using a hybrid method (Note 3). The Company recorded changes in fair value of the Junior Preferred Warrants of $3,472 and $244 change in fair value of warrant liabilities in the Company’s consolidated statements of operations and comprehensive loss during the years ended December 31, 2021 and 2020, respectively.

12. Share-Based Compensation

2018 Equity Incentive Plan

In March 2018, the Company adopted its 2018 Equity Incentive Plan, as amended from time to time, (“Amended 2018 Equity Incentive Plan” or “2018 Plan”), which provides for grants of share-based awards, including stock options and restricted stock units (“RSUs”), and other forms of share-based awards.

The awards may be granted by the Company’s board of directors to employees, independent contractors, and consultants who provide services to the Company. As of December 31, 2021, and 2020, there were 8,209,568 and 6,672,721 shares of common stock authorized for issuance under the 2018 Plan, respectively, which includes shares already issued under such plan and shares reserved for issuance pursuant to outstanding stock options, and other forms of share-based compensation. The total number of shares that remained available for grant under the 2018 Plan as of December 31, 2021 and 2020 was 363,095 and 1,861,856, respectively.

Stock options

Stock options generally vest over four years and expire ten years from the date of grant. Vested stock options generally expire three months after termination of employment. Stock option activity during the years ended December 31, 2021 and 2020 consisted of the following:

		Weighted-
		average	Weighted-	Aggregate
		Exercise	averages	Intrinsic
	Stock Options	Price	Life (Years)	Value
Balance as of December 31, 2019	1,081,579	$2.31	8.9	$2,817
Granted	3,251,443	$2.60
Exercised	(307,778)	$1.56
Cancelled/Forfeited/Expired	(816,181)	$2.03
Balance as of December 31, 2020	3,209,063	$1.57	9.1	$16,094
Granted	3,457,020	$9.37
Exercised	(1,247,236)	$1.68
Cancelled/Forfeited/Expired	(387,537)	$2.00
Balance as of December 31, 2021	5,031,310	$6.85	9.2	$120,491
Vested and exercisable as of December 31, 2021	1,284,624	$2.33	8.3	$36,579

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2021 and 2020 were $9.05 and $2.54 per share, respectively. The intrinsic value of stock options exercised during the years ended December 31, 2021 and 2020 was $14,161 and $1,030, respectively. The total grant date fair value of stock options vested during the years ended December 31, 2021 and 2020 were $4,034 and $3,701, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The Company recorded share-based compensation of $6,433 and $3,558 for the years ended December 31, 2021 and 2020, respectively, related to stock options.

Future share-based compensation for unvested stock options granted and outstanding as of December 31, 2021, is $19,628, which is to be recognized over a weighted-average period of 2.75 years.

The Black-Scholes assumptions used to value the employee options at the grant dates are as follows:

	2021	2020
Fair value of common stock	$8.80 – $21.29	$3.41 – $6.59
Expected term (years)	5.1 – 7.0	5.0 – 6.2
Expected volatility	40.0% – 41.4%	37.0% – 41.7%
Risk-free interest rate	0.7% – 1.3%	0.3% – 0.8%
Expected dividend yield	0.0%	0.0%

Performance and Market Condition Options

In May 2021, the Company’s board of directors granted the Chief Executive Officer (“CEO”) a performance and market condition-based options covering 1,000,000 shares of the Company’s Class AA common stock with an exercise price of $12.4168 per share. The awards vest only upon the satisfaction of (1) certain performance conditions, which is the occurrence of an IPO, SPAC merger, or a secondary sale for total proceeds of at least $250,000 and (2) market condition, which is holders of the Company’s Series B-1 Preferred Stock have realized (i) aggregate exit proceeds with fair market value of at least 31.0420, 46.5630, and 62.0840 per share; and (ii) an aggregate interest rate compounded annually which, when used as the discount rate to calculate the net present value, with respect to the occurrence of an IPO, SPAC merger or acquisition, that is equal to or greater than 20.0%, 30.0% and 35.0%. As of December 31, 2021, the performance and market condition is not probable of achieving and the Company has not yet recognized any compensation expense.

The Company uses a Monte Carlo simulation model to determine the fair value of the options with performance and market-based vesting conditions for purposes of calculating share-based compensation expense if vesting conditions met. The Monte Carlo simulation model incorporates the probability of satisfying performance and market conditions and uses transaction details such as stock price, contractual terms, maturity and risk-free interest rates, as well as volatility. The fair value of the options with no performance or market vesting conditions is based on the market value of common stock on the date of grant. The fair value of the performance-based stock options was $7.10 per option share estimated using the Monte Carlo simulation methodology. The unrecognized compensation expense was $7,100 as of December 31, 2021.

Early Exercised Options

Under the Plan, certain stock option holders may have the right to exercise unvested options, subject to a repurchase right held by the Company at the original exercise price, in the event of voluntary or involuntary termination of employment of the option holders, until the options are fully vested. As of December 31, 2021 and 2020, the cash proceeds received for unvested shares of common stock recorded within accrued expenses and other current liabilities in the consolidated balance sheets were $785 and $36 as of December 31, 2021 and 2020, respectively, which will be transferred to additional paid-in capital upon vesting.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The following table summarizes activity relating to early exercises of stock options:

	Number of Shares	Carrying Value
Unvested as of December 31, 2019	86,032	$115
Exercised	1,375	$2
Repurchased	(42,073)	$(49)
Vested	(24,394)	$(32)
Unvested as of December 31, 2020	\20,940	$36
Exercised	463,816	$917
Repurchased	(13,876)	$(23)
Vested	(88,841)	$(145)
Unvested as of December 31, 2021	382,039	$785

Nonrecourse Promissory Notes to Early Exercise Stock Options

In the years ended December 31, 2021 and 2020, certain employees, including certain executive officers of the company, early exercised stock options in exchange for promissory notes. These promissory notes have not been repaid as of December 31, 2021. The Company has accounted for the promissory notes as nonrecourse in their entirety since the promissory notes are not aligned with a corresponding percentage of the underlying shares. Such arrangements were accounted for as modifications to the original stock options to which they relate, as the maturity date of the promissory notes reflects the legal term of the stock option for purposes of valuing the award.

Secondary Sales of Common Stock

During 2021 and 2020, certain economic interest holders acquired outstanding Class AA common stock from certain founders, current or former employees, and an investor, for a purchase price greater than the Company’s Class AA common stock estimated fair value at the time of the transactions. As a result, the Company recorded share-based compensation expense for the difference between the price paid and the estimated fair value on the date of the transaction of $4,311 and $119 during the years ended December 31, 2021 and 2020, respectively. In connection with these stock transfers, the Company waived all transfer restrictions and assigned its rights of first refusal applicable to such shares.

Options Granted to Directors

In July 2021, the Company’s board of directors granted options to certain members of the Company’s board of directors in connection with their services, to purchase 160,000 shares of the Company’s Class AA common stock at exercise price of $16.97. Subject to the option agreement, the options shall vest in full and become exercisable as of immediately prior to the consummation of a deemed liquidation event or SPAC transaction. The performance-based vesting condition for the options granted to certain board members remains unsatisfied as of December 31, 2021 and no share-based compensation expense was recognized as the likelihood of a deemed liquidation event or SPAC transaction was not probable. If the deemed liquidation event or SPAC transaction had occurred on December 31, 2021, the Company would have recorded $1,233 of share-based compensation expense related to the options granted to certain board members. The fair value has been estimated using the Black-Scholes pricing model with the following assumptions:

Fair value of common stock	$19.07
Expected term (years)	5.3
Expected volatility	40.0%
Risk-free interest rate.	0.7%
Expected dividend yield	0.0%

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Restricted Stock Awards (“RSAs”)

The Company issues RSAs to employees that generally vest over a four-year period. Any unvested shares will be forfeited upon termination of services. The fair value of RSAs is based on the value of the underlying stock less any applicable purchase price. RSA expense is amortized straight-line over the requisite service period.

The following table summarizes activity related to RSA awards:

	Number of Shares	Weighted-average Grant Date Fair Value
Unvested balance as of December 31, 2019 .	1,940,130	$1.21
Granted	—	$—
Vested	(541,704)	$1.69
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2020 .	1,398,426	$1.02
Granted	—	$—
Vested	(500,000)	$1.78
Cancelled/Forfeited	—	$—
Unvested balance as of December 31, 2021	898,426	$0.60

The Company recorded share-based compensation expense of $890 and $915 for the years ended December 31, 2021 and 2020, respectively, related to RSAs. As of December 31, 2021, the total unrecognized expense related to all RSAs was $371, which the Company expects to recognize over a weighted-average period of 0.41 years.

13. Income Taxes

The components of the loss before income taxes were as follows:

	Year Ended December 31,
	2021	2020
Domestic	$(16,496)	$(9,554)
Foreign	(1,617)	(961)
Loss before provision for income taxes	$(18,113)	$(10,515)

The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2021	2020
Current expense (benefit):
Federal	$—	$(818)
State	50	15
Foreign	—	—
Total current expense (benefit)	$50	$(803)
Deferred expense (benefit):
Federal	$264	$—
State	72	—
Foreign	—	—
Total deferred expense (benefit)	$336	$—
Total provision for (benefit from) income taxes	$386	$(803)

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

A reconciliation between the Company’s effective tax rate and the applicable U.S. federal statutory income tax rate is summarized as follows:

	Year Ended December 31,
	2021		2020
Tax provision (benefit) at U.S. statutory rate	(3,804)	21.0%	(2,209)	21.0%
State income taxes	(409)	2.3%	(127)	1.2%
Foreign taxes in excess of the U.S. statutory rate	74	(0.4)%	202	(1.9)%
Change of valuation allowance	2,397	(13.2)%	525	(5.0)%
Change in fair value of warrant liabilities.	1,275	(7.1)%	—	—
Share-based compensation	1,548	(8.6)%	779	(7.4)%
Attribute carryback	—	—	(203)	1.9%
Tax credits	(862)	4.8%	—	—
Other	167	(0.9)%	230	(2.2)%
Tax expense (benefit)	386	(2.1)%	(803)	7.6%

Significant components of the Company’s net deferred tax assets are as follows:

	As of December 31,
	2021	2020
Deferred tax assets
Accrued compensation	$3,074	$1,772
Operating lease liability	2,829	3,173
Share-based compensation	804	317
Net operating loss carryforwards	11,187	11,040
Allowance for bad debt	413	395
Interest expense limitation	19	375
Tax credits	862	—
Other	62	145
Total deferred tax assets.	$19,250	$17,217
Deferred tax liabilities
Depreciation and amortization	$(3,089)	$(2,718)
Operating lease assets	(2,148)	(2,306)
Total deferred tax assets (liabilities)	$14,013	$12,193
Valuation allowance	(14,436)	(12,278)
Net deferred tax assets (liabilities)	$(423)	$(85)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes it is more likely than not that the deferred tax assets will not be realized; accordingly, a valuation allowance has been established on U.S. and foreign net deferred tax assets. The Company has a net deferred tax liability as of December 31, 2021 due to indefinite- lived assets that are not amortizable for US GAAP purposes. The valuation allowance increased $2,157 and $10,123 as of December 31, 2021 and 2020, respectively.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

As of December 31, 2021, the Company has net operating loss carryforwards for federal income tax purposes of $34,877 available to reduce future income subject to income taxes, of which $11,130 will begin to expire, if not utilized, in fiscal 2037. The remaining amount of federal net operating loss carryforwards will be carried forward indefinitely. In addition, the Company has $30,679 and $13,627 of net operating loss carryforwards available to reduce future taxable income subject to California state income taxes and all other applicable state jurisdictions, respectively. The California net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2036. The other states’ net operating loss carryforwards will begin to expire, if not utilized, in fiscal year 2037. The foreign net operating loss carryforwards of $505 do not expire.

Changes in our unrecognized tax benefits are summarized as follows:

	As of December 31,
	2021	2020
Beginning Balance	$43	$34
Additions for current year items	115	9
Additions for prior year items	269	—
Reductions for prior year items	—	—
Lapse of statute of limitations	—	—
Ending Balance	$427	$43

The Company accounts for interest and penalties related to unrecognized tax benefits as part of its provision for (benefit from) income taxes on the consolidated statements of operations and comprehensive loss. During the years ended December 31, 2021 and 2020, interest and penalties were immaterial. The Company does not expect any significant change in its unrecognized tax benefits during the next twelve months that would be material to the consolidated financial statements. All of the unrecognized tax benefits would impact the effective tax rate.

The Company files income tax returns for U.S. federal income tax, several U.S. states, and other foreign jurisdictions. The Company’s most significant tax jurisdiction is the United States. The Company’s tax years for 2009 and forward are subject to examination by the federal and state tax authorities. The Company’s tax years for 2011 and forward are subject to examination by the foreign tax authorities. The Company is not currently under examination for income tax in any jurisdiction.

The Company is currently not subject to any income tax audits by federal or state taxing authorities.

The statute of limitations for tax liabilities for all years remains open.

14.	Net Loss per Share

The holders of Class AA, Class EE-1 and Class EE-2 common stock are entitled to the same right to participate in the Company’s gains or losses. Therefore, net loss per share is presented as a single class of common stock. The computation of net loss per share is as follows:

	Year Ended December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders, basic and diluted	$(18,499)	$(9,712)
Denominator:
Weighted-average number of shares used to compute net loss per share attributable to common stockholders, basic and diluted .	17,386,008	11,946,614
Net loss per share attributable to common stockholders, basic and diluted	$(1.06)	$(0.81)

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

The following potentially dilutive shares were excluded in the calculation of diluted shares outstanding as the effect would have been anti-dilutive:

	Year Ended December 31
	2021	2020
Convertible notes	—	1,714,765
Convertible preferred stock	23,668,198	15,717,345
Outstanding stock options	5,031,310	3,209,063
Warrants to purchase common stock	74,895	74,895
Warrants to purchase convertible preferred stock	1,133,725	1,133,725
Common stock subject to repurchase	3,650,675	3,084,252
Total	33,558,803	24,934,045

15.	Related Party Transactions

The Company entered into client engagement agreements with certain companies to serve as exclusive transaction agent to help facilitate private purchases of shares of issuers. These companies are identified as related parties who are holders of either the Company’s common stock or redeemable convertible preferred stock. The Company recognized $1,186 in placement fee revenue in the consolidated statements of operations and comprehensive loss for trade executed with these companies for the year ended December 31, 2021. The associated revenue recognized for the year ended December 31, 2020 is immaterial.

The Company obtains insurance coverage from Munich Re, a shareholder of the Company, to indemnify Forge Investments for its contractual obligations to funds investors if shareholders fail to transfer ownership interests upon certain trigger events. During the years ended December 31, 2021 and 2020, the Company incurred $274 and $1,121 in insurance premiums, respectively, and are included in transaction-based expenses in the consolidated statements of operations and comprehensive loss.

Financial Technology Partners LP (“Financial Technology Partners”), a shareholder of the Company, serves as financial and strategic advisor which advised the Company on its financing, merger and acquisition transactions. During the years ended December 31, 2021 and 2020, the Company incurred $4,930 and $3,466 in fees to Financial Technology Partners, respectively, and are included in accrued expenses and other current liabilities in the consolidated balance sheets.

The Company leases one of its office spaces from the former owner of IRA Services. The former owner became a shareholder of the Company upon the acquisition of IRA Services which subsequently renamed as Forge Trust. IRA Services was a non-depository trust company authorized to act as a custodian of self-directed individual retirement accounts. The Company incurred $377 in rent to this shareholder during the years ended December 31, 2021 and 2020, respectively, and are included in rent and occupancy in the consolidated statements of operations and comprehensive loss.

In October 2019, the Company issued convertible notes to investors, of which $2,400 was received from certain members of the Company’s board of directors and two key employees. As of December 31, 2020, the Company had $2,400 related party balance on the convertible notes outstanding under the 2019 Convertible Notes. The notes were fully repaid in January 2021 (Note 6).

In October 2020, the Company issued 285,903 shares of Class AA common stock in exchange for a note receivable of $457 with certain related party for early exercise of options. The notes have a term of 7.0 years and bear interest at a rate of 0.38% per annum, compounded annually. In January and March 2021, the Company issued 391,042 shares of Class AA common stock in exchange for a note receivable of $626 with certain related party for early exercise of options. The notes have a term of 7.0 years to 9.0 years, and bear interest at a rate from 0.52% to 0.62% per annum, compounded annually. These loans have not been paid as of December 31, 2021. The Company did not recognize the promissory notes as notes receivables on its consolidated balance sheets as the notes are nonrecourse in their entirety and are not aligned with a corresponding percentage of the underlying shares.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

16.	Subsequent Events

The Company has performed an evaluation of the impact of subsequent events through March 21, 2022, the date the consolidated financial statements were available to be issued and identified the following subsequent events.

Merger Agreement

On September 13, 2021, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”) among Motive Capital Corp., a blank check company incorporated as a Cayman Islands exempted company in 2020 (“MOTV”), and FGI Merger Sub Inc. (the “Merger Sub”) (the “Merger”). In connection with the Merger, MOTV changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the Domestication) and changed its name to Forge Global Holdings, Inc. (“New Forge”). On the Closing Date, Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of MOTV (together with the Merger and the Domestication, the “Business Combination”). The closing of the Merger is referred to herein as the “Closing”.

The Closing occurred on March 21, 2022 (the “Closing Date”). The transaction is expected to be accounted for as a reverse recapitalization. Gross proceeds of $215.6 million were received at the Closing.

PIPE Investment and A&R FPA

Concurrently with the execution of the Merger Agreement, MOTV entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and MOTV has agreed to issue and sell to the PIPE Investors, an aggregate of 6,800,000 shares of Domestication Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $68,000,000 (the “PIPE Financing”).

Pursuant the A&R FPA, certain MOTV fund vehicles managed by an affiliate of MOTV purchased 14,000,000 units at $10.00 per unit, for an aggregate purchase price of $140.0 million in a private placement that closed substantially concurrently with the closing of the Business Combination (“the Closing”). Each unit consists of one share of Domestication Common Stock and one-third of one Domestication Public Warrant.

Transaction Bonus

On March 21, 2022, as defined in the amended employment agreements between certain executives and the Company, these executives received a bonus of $15.8 million upon the Closing of the Merger, subject to their continued employment through the date of payment (the “Transaction Bonus”).

In March, 2022, the Company entered into a loan offset agreement with certain executives (the “Loan Offset Agreement”) as a result of outstanding promissory notes that were due from these executives as of December 31, 2021, as disclosed in Note 12. As a result of the Loan Offset Agreement, the Company has agreed to offset the after-tax value of the Transaction Bonus that the executives are entitled to receive against the entire outstanding balance of the nonrecourse promissory notes, including any unpaid interest, as of one day immediately prior to the closing of the Merger. The total amount of outstanding promissory notes that are to be offset against the Transaction Bonus is $5.5 million.

Retention Equity Grant

On March 21, 2022, pursuant to agreements entered into with certain executives, and subject to the effectiveness of New Forge’s registration statement and executive’s continued employment through the applicable grant date, certain executives will be eligible to receive an equity bonus in the form of restricted stock units (each, a “Retention Equity Grant”) having the total value of at least 15.8 million. Such Retention Equity Grant will vest annually, subject to the executive’s employment through the applicable vesting dates. With respect to the grants made to certain executives, the Retention Equity Grant will become eligible to vest after the expiration of the six-month period following the closing of the Business Combination (the “Lock-Up Period”).

Purchase Commitments

In the first quarter of fiscal 2022, the Company entered into non-cancelable purchase commitments with various parties mainly for software products and services. The purchase commitments are anticipated to commence in the first quarter of 2022. The total purchase obligations over the terms of 12 months or longer are approximately $915 in 2022 and $54 thereafter.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

2022 Equity Incentive Plan

In March, 2022, MOTV’s board of directors and stockholders approved the 2022 Equity Incentive Plan (the “2022 Plan”). No grants will be made under the 2022 Plan prior to its effectiveness. Once the 2022 Plan becomes effective, no further grants will be made under the 2018 Plan. 12,899,504 shares of common stock of New Forge will be reserved for the issuance of awards under the 2022 Plan. In addition, the number of shares of common stock reserved and available for issuance under the 2022 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2032, in an amount equal to (1) 3% of the outstanding number of shares of common stock of New Forge on the preceding December 31, or (2) a lesser number of shares as approved by the Board of Directors.

2022 Employee Stock Purchase Plan

In March, 2022, MOTV’s board of directors and stockholders approved the 2022 Employee Stock Purchase Plan (the “2022 ESPP”). The 2022 ESPP will authorize the issuance of 4,072,000 shares of common stock of New Forge under purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of common stock reserved for issuance will automatically increase on January 1 of each year, beginning on January 1, 2022, by the lesser of (i) 4,072,000 shares of common stock of New Forge, (ii) 1% of the outstanding number of shares of common stock of New Forge on the immediately preceding December 31, the New Forge board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii).

D&O Insurance

Effective March 21, 2022, the Company entered into a D&O insurance policy with an annual premium totaling $5.6 million. The insurance may cover certain liabilities arising from its obligation to indemnify its directors and certain of its officers and employees, and former officers, directors, and employees of acquired companies, in certain circumstances.

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

Schedule II

The tables below detail the activity of the allowance for doubtful accounts and valuation allowance on deferred tax assets for the years ended December 31, 2020 and 2021:

	Balance at beginning of period	Charged to expenses	Charges utilized/ Write-offs	Balance at end of period
Allowance for doubtful accounts:
Year ended December 31, 2020	$1,114	$424	—	$1,538
Year ended December 31, 2021	$1,538	—	$21	$1,517

	Balance at beginning of period	Addition from acquisition	Charged (credited) to expenses	Balance at end of period
Valuation allowance on deferred tax assets:
Year ended December 31, 2020	$(2,156)	$(9,401)	$(721)	$(12,278)
Year ended December 31, 2021	$(12,278)	—	$(2,158)	$(14,436)

FORGE GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2021 and 2020

In thousands of U.S. dollars, except share and per share data

II-6